As filed with the Securities and Exchange Commission on August 3, 2007

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CYMER, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	33-0175463
(State of Incorporation)	(I.R.S. Employer Identification No.)

17075 Thornmint Court

San Diego, California 92127

(858) 385-7300

(Address of Principal Executive Offices)

CYMER, INC.

AMENDED AND RESTATED 2005 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

Nancy J. Baker

Senior Vice President and Chief Financial Officer

Cymer, Inc.

17075 Thornmint Court

San Diego, California 92127

(Name and Address of Agent for Service)

(858) 385-7300

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

D. Bradley Peck, Esq.

Cooley Godward Kronish LLP

4401 Eastgate Mall

San Diego, California 92121

(858) 550-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common stock, par value $0.001 per share	1,000,000 shares	$43.54	$43,450,000	$1,336.68

(1)           Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, or the Securities Act, this Registration Statement also registers such additional shares of the Registrant’s common stock as may become issuable as a result of any stock split, stock dividend, recapitalization or similar transaction without receipt of consideration which results in an increase in the number shares of the Registrant’s outstanding common stock.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The price per share and aggregate offering price are derived from the average of the high and low sales prices of the Registrant’s common stock on July 31, 2007 as reported on the Nasdaq Global Select Market.

This Registration Statement on Form S-8 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents By Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”), are incorporated by reference into this Registration Statement and made a part hereof (other than Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K):

•      the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007;

•      the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 8, 2007;

•      the Registrant’s Current Reports on Form 8-K filed on April 20, 2007 and May 18, 2007 and Item 8.01 of the Registrant’s Current Report on Form 8-K filed on April 24, 2007; and

•      the description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (No. 000-21321) filed with the SEC on September 6, 1996, as amended by Amendment No. 1 filed with the SEC on October 24, 1997, including any amendments or reports filed for the purpose of updating such description.

                All documents, reports and definitive proxy or information statements filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

None.

Item 6.    Indemnification of Directors and Officers

The Registrant’s Second Amended and Restated Articles of Incorporation, as amended to date (the “Articles of Incorporation”), limit, to the maximum extent permitted by Section 78.751 of Nevada Revised Statutes (the “NRS”), the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, other than liabilities arising from acts or omissions which involve intentional misconduct, fraud or knowing violations of law or the payment of distributions in violation of the NRS. Section 78.138 of the NRS, however, provides that, subject to certain, very limited statutory exceptions, a director or officer will not be individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or omission in his capacity as a director or officer unless it is proven that (i) the director’s or officer’s act or omission constituted a breach of his or her fiduciary duties as a director or officer and (ii) such breach involved intentional misconduct, fraud or a knowing violation of law. The provisions of the NRS with respect to limiting personal liability for directors and officers are self-executing and, to the extent the Articles of Incorporation would be deemed to be inconsistent therewith, the provisions of the NRS should control.

The Articles of Incorporation of the Registrant provide that the Registrant shall indemnify, to the fullest extent permitted by the NRS, any person made a party to an action, suit or proceeding (“Action”) by reason of the fact such person was a director, officer, employee or agent of the Registrant.  The Amended and Restated Bylaws of the Registrant (the “Bylaws”) also provide that the Registrant shall indemnify its directors and officers, to the maximum extent permitted by applicable law, against expenses actually and reasonably incurred in connection with any Action in which such director or officer is made a party by virtue of his being an officer or director of the Registrant, or serving at the request of the Registrant as a director or officer of another entity.

Section 78.7502 of the NRS empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Action by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation in such capacity for another entity or enterprise (an “Indemnified Party”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such Action if the Indemnified Party would not be liable pursuant to Section 78.138 of the NRS or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Action, had no reasonable cause to believe the Indemnified Party’s conduct was unlawful, except that in the case of an Action by or in the right of the corporation, no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502 of the NRS further provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any Action or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

Section 78.751(2) of the NRS provides that a corporation’s articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay as incurred and in advance of the final disposition of a criminal or civil Action, the expenses of officers and directors in defending such action, suit or proceeding upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court that he is not entitled to be indemnified by the corporation.  The Registrant’s Articles of Incorporation and Bylaws both contain such a provision with respect to the and authorize such advancement of expenses.

Section 78.751(3) of the NRS provides that indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in or ordered by a court pursuant to Section 78.751 does not exclude any other rights to which the Indemnified Party may be entitled under the articles of incorporation or any by-law, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or in another capacity while holding his office. However, indemnification, unless ordered by a court pursuant to Section 78.7502 or for the advancement of expenses under Section 78.751(2) of the NRS, may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

The Registrant has entered into indemnification agreements with its officers and directors containing provisions which may require the Registrant, among other things, to indemnify the officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers, as long as such director or officer is not liable pursuant to Section 78.138 of the NRS or such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, in the case of a criminal claim, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also require the Registrant, under certain circumstances, to advance expenses incurred by such director or officer as a result of any proceeding against them as to which they could be indemnified.

Item 8. Exhibits

Exhibit Number	Description of Document

4.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-08383), filed with the SEC on July 18, 1996, as amended).

4.2

Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 12, 2002).

4.3	Amended and Restated Bylaws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2006).

4.4

Purchase Agreement, dated as of February 12, 2002, among the Registrant, Credit Suisse First Boston Corporation and Merrill Lynch Pierce Fenner and Smith Incorporated (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

4.5

Indenture, dated as of February 15, 2002, between the Registrant and State Street Bank and Trust Company of California, N.A., as Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

4.6

Registration Rights Agreement, dated as of February 15, 2002, among the Registrant, Credit Suisse First Boston Corporation and Merrill Lynch Pierce Fenner and Smith Incorporated (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

5.1*	Opinion of Brownstein Hyatt Farber Schreck.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Amended and Restated 2005 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 18, 2007).

*              Filed herewith.

Item 9. Undertakings

(a)   The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended, or the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)  Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 3, 2007.

CYMER, INC.

By:	/s/ Nancy J. Baker
Name:	Nancy J. Baker
Title:	Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nancy J. Baker and Rae Ann Werner, and each or any one of them, as his or her true and lawful agent, proxy and attorney-in-fact, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign, and file with the SEC any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ ROBERT P. AKINS	Chief Executive Officer, and Chairman of the Board	August 3, 2007
Robert P. Akins	(Principal Executive Officer)

/s/ NANCY J. BAKER	Senior Vice President and Chief Financial Officer	August 3, 2007
Nancy J. Baker	(Principal Financial Officer)

/s/ RAE ANN WERNER	Vice President, Controller and Chief Accounting Officer	August 3, 2007
Rae Ann Werner	(Principal Accounting Officer)

/s/ CHARLES J. ABBE	Director	August 3, 2007
Charles J. Abbe

	Director	August 3, 2007
Edward H. Braun

/s/ MICHAEL R. GAULKE	Director	August 3, 2007
Michael R. Gaulke

/s/ WILLIAM G. OLDHAM	Director	August 3, 2007
William G. Oldham

/s/ PETER J. SIMONE	Director	August 3, 2007
Peter J. Simone

/s/ YOUNG K. SOHN	Director	August 3, 2007
Young K. Sohn

/s/ JON D. TOMPKINS	Director	August 3, 2007
Jon D. Tompkins

EXHIBIT INDEX

Exhibit Number	Description of Document

4.1

Amended and Restated Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-08383), filed with the SEC on July 18, 1996, as amended).

4.2

Certificate of Amendment of Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, filed with the SEC on August 12, 2002).

4.3

Amended and Restated Bylaws of the Registrant, as amended and restated (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on November 21, 2006).

4.4

Purchase Agreement, dated as of February 12, 2002, among the Registrant, Credit Suisse First Boston Corporation and Merrill Lynch Pierce Fenner and Smith Incorporated (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

4.5

Indenture, dated as of February 15, 2002, between the Registrant and State Street Bank and Trust Company of California, N.A., as Trustee (incorporated herein by reference to Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

4.6

Registration Rights Agreement, dated as of February 15, 2002, among the Registrant, Credit Suisse First Boston Corporation and Merrill Lynch Pierce Fenner and Smith Incorporated (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed with the SEC on May 13, 2002).

5.1*	Opinion of Brownstein Hyatt Farber Schreck.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Brownstein Hyatt Farber Schreck is contained in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Amended and Restated 2005 Equity Incentive Plan (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on May 18, 2007).

*              Filed herewith.